Exhibit 99.1

Transmeridian Exploration Announces Private Placement of $40 Million

of its Junior Redeemable Convertible Preferred Stock

Houston, Texas (PRIMENEWSWIRE) June 18, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has obtained definitive commitments from institutional investors to subscribe for a private placement of 400,000 shares of the Company’s newly issued junior redeemable convertible preferred stock.

The preferred stock, which has a liquidation preference of $100 per share, will pay cumulative quarterly dividends initially at a rate of 20% per annum, payable at the option of the Company in additional shares of the preferred stock, shares of the Company’s common stock (subject to the satisfaction of certain conditions) or cash (if allowed by the terms of the Company’s then-existing debt instruments or senior convertible preferred stock). The preferred stock is initially convertible into approximately 16.1 million shares of the Company’s common stock, based on an initial conversion price of $2.48 per share. The initial conversion price may be subject to adjustment based upon changes in the market price of the common stock prior to June 25, 2007. The conversion price is subject to downward adjustment if a change of control has not occurred, or a definitive agreement that would lead to a change of control has not been signed, by October 31, 2007, and to a further downward adjustment if such conditions have not been met by December 31, 2007. The preferred stock will be redeemable, at the option of the holder, on March 15, 2012 at the liquidation preference plus all accumulated and unpaid dividends, or upon a change of control of the Company at an amount equal to sum of 125% of the liquidation preference plus all accrued and unpaid dividends.

In addition, holders of the preferred stock will have the right, upon written request of the holders of two-thirds of the outstanding shares, to designate individuals to constitute one-half of the membership of the Company’s board of directors and to require the Company to take the necessary action to effect such change in board composition. In addition, the Company will be obligated to cause the directors designated by the holders to constitute a majority of the directors then serving on the special committee of the board of directors overseeing the ongoing process with respect to a possible sale of the Company or its South Alibek Field. If a change of control has not occurred, or a definitive agreement that would lead to a change of control has not been signed, by June 15, 2008, the Company will be obligated to further alter the composition of the board of directors such that individuals designated by the holders of two-thirds of the outstanding shares will then constitute a majority of the members of the board of directors.

Of the total amount of preferred stock to be issued, 100,000 shares of preferred stock will be issued today and the net proceeds of approximately $9.5 million paid to the Company. A second closing is expected to occur on June 25, 2007, at which time the remaining 300,000 shares will be issued. The investors’ commitments to close on the second tranche are not subject to further due diligence review; however, the second closing is conditioned on the absence of any material adverse change with respect to the Company. In connection with the second closing, net proceeds of approximately $8.5 million from the sale of 100,000 shares will be paid to the Company immediately. The remaining 200,000 shares and the approximate net proceeds of $20.0 million therefrom will be placed in escrow pending stockholder approval of the issuance or potential issuance of shares of the Company’s common stock under the terms of the preferred stock that, in the aggregate, equal or exceed 20% of the currently outstanding shares of the Company’s common stock. The proceeds held in escrow will be released to the Company and the escrowed shares of preferred stock will be delivered to the investors only upon the Company’s receipt of consents of stockholders or an affirmative stockholder vote evidencing such stockholder approval. If the required vote or consent is not obtained within 60 days of the original issuance of the preferred stock, the funds in the escrow account, including earnings thereon, will be returned to investors and the 200,000 shares of escrowed preferred stock will be canceled. At any time while funds remain in escrow, the holders of least two-thirds of the outstanding shares of the preferred stock may elect to release the funds in exchange for the delivery of the shares of preferred stock.

The private placement is expected to generate total net proceeds to the Company of approximately $37.5 million after transaction fees and expenses. The Company is using the net proceeds from the first closing to satisfy the Company’s current interest payment obligation with respect to its 12% senior secured notes due 2010 and for working capital and general corporate purposes. The net proceeds from the second closing, including the escrowed amount when released, will be used for working capital and general corporate purposes.

The preferred stock and the common stock issuable upon conversion have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction. Unless they are registered, the securities may be offered and sold only in transactions that are exempt from registration under the Securities Act of 1933 or the securities laws of any other jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The Company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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